November 1, 1999

Dresdner RCM Global Investors LLC
Four Embarcadero Center
San Francisco, California 94111

Dear Sirs:
INVESTMENT ADVISORY AGREEMENT

On the authority of the Board of Directors of Kleinwort Benson Australian Income Fund,
Inc., I write to confirm the agreed terms of your appointment as Investment
Advisor to the Kleinwort Benson Australian
Income Fund, Inc. (the "Fund") and send
you herewith copies of the following
documents:
* the Fund's Articles of Incorporation
* the By-Laws of the Fund as in effect at the date hereof
* the Fund's most recent Registration Statement
* resolutions of the Board of Directors of the Fund selecting you as Investment Advisor for the Fund and approving the terms of your appointment as set out in this letter.|
Any amendment to any of these instruments will be notified to you forthwith.
Will you kindly confirm your agreement with these terms by having the acknowledgement at the foot of the enclosed duplicate copy of this letter signed by an appropriate officer of Dresdner RCM Global Investors LLC under authority of its Board of Directors, and return to us together with a certified copy of the Board resolution authorizing such signature.

TERMS OF APPOINTMENT
(A) Your duties will be to provide the
(B) Fund with investment research, advice
(C) and supervision and to
urnish continuously an investment program
for the Fund in accordance with the Fund's
then current nvestment objectives, policies
and limitations, and the nvestment Company
Act of 1940 (the "1940 Act").
You will also be required to advise at
all times what securities shall be
purchased for the portfolio and what
securities shall be sold from its portfolio
and what proportion of the Fund's assets
shall be held uninvested, subject always
to the provisions of the Articles of
Incorporation and By-laws as each may
from time to time be amended. You will
also advise and assist the officers of
the Fund in taking such steps
as may be necessary or appropriate for
carrying out the decisions of its Board of
Directors and the appropriate committees of
such Board regarding the foregoing matters
and the general conduct of the investment
business of the Fund.
(B)	In addition, you shall, subject to the
general supervision of the Board of Directors of the Fund, provide for the administration of all other affairs of the Fund. In this regard, you shall act as an independent contractor of the Fund:
(I) to the extent not provided by the Fund's custodian and financial agent and the Fund's transfer agent and registrar, provide the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund.
(ii) to the extent not arranged by the Fund's custodian and financial agent and the Fund's transfer agent and registrar, arrange for (A) the preparation and submission of proxy statements and quarterly and annual reports to stockholders and (B) the periodic updating of the Fund's Registration Statement and the preparation of reports filed with the Securities and Exchange Commission ("SEC") and other regulatory authorities:
(iii)to the extent not provided by the Fund's custodian and financial agent and the Fund's transfer agent and registrar, provide the Fund with adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items. The Investment Advisor shall bear all expenses of its employees and overhead incurred by them in connection with their duties as officers and directors under this Agreement. The Fund will bear its own expenses, including fees of the Fund's directors who are not interested persons
(as defined in the 1940 Act) of any party or any sub-advisor to the Fund; out-of-pocket travel expenses for all directors and other expenses incurred by the Fund in connection with meetings of directors; interest expenses; tax and governmental fees; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund's portfolio securities; expenses of preparing stock certificates; expenses of registering and qualifying the Fund's shares for sale with the Securities and

Exchange Commission and in various states
and foreign jurisdictions; auditing, accounting,
legal and insurance costs; custodian, dividend
disbursing and transfer agent expenses; expense
of obtaining and maintaining stock exchange
listings of the Fund's shares; and the expenses
of stockholder meetings.
(iv) to maintain and preserve all records which
the Fund is required to maintain and preserve
by the 1940 Act and the rules and regulations
thereunder, other than records maintained and
preserved by the Fund's custodian and financial
agent and the Fund's transfer agent and registrar,
all such records maintained and preserved,
nevertheless being the property of the Fund.
(v)to prepare the Fund's U.S. federal, state
and local income taxreturns.
(vi)to respond to or refer to the Fund's officers
or transfer agent stockholder inquiries relating
to the Fund.
(vii)to arrange, at the Fund's expense, for the
determining and publishing of the Fund's net asset
value in accordance with the Fund's policy as
adopted from time to time by the Board of Directors.
(C)	You shall not be liable for any error of
judgment or for any loss suffered by the Fund in
connection with the matters to which this Agreement
relates, except a loss resulting from a breach of
fiduciary duty with respect to receipt of compensation
for services (in which case any award of damages
shall be limited to the period and the amount set
forth in Section 36(b)(3) of the 1940 Act) or a loss
resulting from willful misfeasance, bad faith, gross
negligence or reckless disregard by you of your
obligations and duties under this Agreement.
(D)	In consideration of your services under
paragraphs (A) and (B) above you shall be entitled
by way of remuneration to a fee at the annual rate
of 0.70% of the Fund's weekly net assets up to
$100 million; and 0.65% of the Fund's weekly net
assets in excess of $100 million, computed based
upon net asset value at the end of each week
and payable at the end of each calendar month.
(E)	Payments of the fees referred to in paragraph
(D) above shall be made within 14 days from the
last day of the month. Such fees shall be deemed to
cover and include all your staff and office expenses
and all other expenses of providing services and
fulfilling your duties hereunder.
(F)	The Investment Advisor shall determine
the securities to be purchased or sold by the
Fund and will place orders from or through
and sell securities to or through such persons,
brokers or dealers as it shall deem appropriate
(including, in case of brokerage transactions,
affiliated persons (as defined in the 1940 Act)
of the Investment Advisor or any subadviser to
the Fund in accordance with Section 17(e) of the
1940 Act and Rule 17e-1 thereunder). Where the
Investment Advisor places orders for the execution
of portfolio transactions for the Fund, the Investment
Advisor may allocate such transactions to such
brokers and dealers for execution in such
markets, at such prices and at such commission
rates as in the good faith judgment of the
Investment Advisor will be in the best interest
of the Fund, taking into consideration in the
selection of such brokers and dealers not
only the available prices and rates of brokerage
commissions, but also other relevant factors
(such as, without limitation, execution capabilities,
research and other services provided by such
brokers or dealers which are expected to enhance
the general portfolio management capabilities
of the Investment Advisor) without having to
demonstrate that such factors are of a direct
benefit to the Fund.
(G)	If the Investment Advisor resigns
or is otherwise terminated from its position with
respect to the Fund, the Investment Advisor,
at its option, may require the Fund to change
its name to reflect an entity that does not include
the use of the words "Dresdner" and/or "RCM"
in its name as registered with SEC, as specified
in its charter or as marketed to the public. The party
initiating the change will bear the expense for any
such name change. This provision shall survive
the termination of this Agreement and shall
remain in full force and effect for so long as
the Fund is in existence.
(H)	This appointment shall take effect as
from November 1, 1999 and shall continue
in effect annually if approved by the Board of
Directors of the Fund or by vote of "a majority of
the outstanding voting securities" (as defined in
the 1940 Act) of the Fund, and in either case by a
majority of the directors of the Fund who are not
interested persons of either party to this Agreement.
This contract may be terminated by the Fund or by
you at any time upon sixty days' written notice on
either side without the payment of any penalty,
provided always that either party may at any
time terminate this Agreement by notice
in writing to the other party in the event of
(i) the other party entering into liquidation or
(ii) a receiver being appointed over the whole or
any part of its undertaking or assets or
(iii) its shares or its undertaking being nationalized
or expropriated by a government authority or
(iv) its committing any breach of its obligation
under this Agreement and failing within thirty
days of receipt of notice requiring it do so, to
make good such breach
(I)	Nothing in this Agreement shall limit or
restrict the right of any director, officer or employee
of the Investment Advisor who may also be a
director, officer or employee of the Fund to
engage in any other business or to devote his
time and attention in part to the management or
other aspects of any business, whether of a
similar or a dissimilar nature, nor limit or
restrict the right of the Investment Advisor
to engage in any other business or to render
services of any kind to any other corporation,
firm, individual or association.
(J)	During the term of the Agreement,
the Fund agrees to furnish the Investment
Advisor at its principal office, prior to use
thereof, any and all prospectuses, proxy
statements, reports to stockholders, sales
literature, or other material prepared for distribution
to stockholders of the Fund or the public that
refer in any way to the Investment Advisor
and not to use such material if the Investment
Advisor reasonably objects in writing
within five business days (or such other time as may
be mutually agreed) after receipt thereof. In the event
of termination of this Agreement, the Fund will
continue to furnish to the Investment Advisor
copies any of the above mentioned materials that
refer in any way to the Investment Advisor. The
Fund shall furnish or otherwise make available to
the Investment Advisor such other information
relating to the business affairs of the Fund as
the Investment Advisor at any time, or from time
to time, reasonably requests in order to discharge
its obligations hereunder.
(K)	Any notice or other communication
required to be given pursuant to this Agreement
shall be deemed duly given if delivered or mailed
by registered mail, postage prepaid, (1) to the
Investment Advisor at Four Embarcadero Center,
San Francisco, California, 94111, Attention:
Legal Services Department; or (2) to the
Fund at Four Embarcadero Center, San Francisco,
California, 94111, Attention: Secretary.
(L)	This appointment shall be automatically
terminated in the event of its assignment. The term
"assignment" shall have the meaning specified in
the 1940 Act as now in effect or as hereafter amended.
(M)	The Investment Advisor may enter into one
or more contracts (each a "Subadvisory Contract"
or "Subadministration Contract") with a subadviser
or subadministrator in which the Investment Advisor
delegates to such subadviser or subadministrator
any or all duties specified in this Agreement,
provided that each Subadvisory Contract or
Subadministration Contract imposes on the
subadviser or subadministrator bound thereby
all applicable duties and conditions to which the
Investment Advisor is subject under this
Agreement, and further provided that each
Subadvisory Contract meets all requirements
of the 1940 Act and any rules, regulations, or
orders of the Securities and Exchange
Commission thereunder.
(N)	This Agreement shall be governed by
and construed in accordance with the laws
of the State of New York, without giving effect
to the conflict of laws provisions thereof.
IN WITNESS WHEREOF, the parties hereto
have caused this instrument to be executed by
their officers designated below as of the day and
year first above written.
Yours faithfully,
/s/ Luke D. Knecht
KLEINWORT BENSON AUSTRALIAN
INCOME FUND, INC.
By:  Luke D. Knecht, President
We hereby confirm our agreement with the
terms set out in the letter, of which the above is
a duplicate, and accept the same as a binding
contract as at the date thereof.
For
/s/ Joseph M. Rusbarsky
DRESDNER RCM GLOBAL INVESTORS LLC
By: Joseph M. Rusbarsky, Senior Managing Director


		Sub-Item 77Q1(e)




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